Exhibit 10.1

SUB-SUBLEASE

(259 East Grand Avenue)

THIS SUB-SUBLEASE (this “Sub-Sublease”), dated as of June 18, 2018 (the “Execution Date”), is made by and between VERILY LIFE SCIENCES LLC, a Delaware limited liability company (“Sub-Sublandlord”), and CORTEXYME, INC., a Delaware corporation (“Sub-Subtenant”).

RECITALS

WHEREAS, ARE-SAN FRANCISCO No. 44, LLC, a Delaware limited liability company (“Master Landlord”), as successor-in-interest to ARE-SAN FRANCISCO No. 12, a Delaware limited liability company, as Landlord, and ONYX PHARMACEUTICALS, INC., a Delaware corporation (“Sublandlord”), as Tenant, are parties to that certain Lease Agreement dated as of November 1, 2011 (the “Master Lease Agreement”), as amended by that certain letter agreement dated November 1, 2011, that certain First Amendment to Lease dated as of December 2, 2011 (the “First Amendment”), that certain Second Amendment to Lease dated January 9, 2012 (the “Second Amendment”), that certain Third Amendment to Lease dated January 18, 2013 (the “Third Amendment”), that certain letter agreement dated February 2, 2012, that certain letter agreement dated May 17, 2012, that certain letter agreement dated September 10, 2012, and that certain Consent to Sublease and Fourth Amendment to Lease dated as of February 22, 2016 (the “Fourth Amendment”), and as supplemented by a Subordination, Non-Disturbance and Attornment Agreement dated June 29, 2012 (the Master Lease Agreement, as amended and supplemented, being referred to herein as the “Master Lease”), pursuant to which Master Landlord leases to Sublandlord the entire building, consisting of approximately 170,618 total rentable square feet, located at 259 East Grand Avenue in South San Francisco, California (the “Building”), as more fully described in the Master Lease; and ARE-SAN FRANCISCO No. 46, LLC, a Delaware limited liability company, as successor-in-interest to ARE-SAN FRANCISCO No. 12, a Delaware limited liability company, as Landlord, and Sublandlord, as Tenant, are parties to that certain Lease Agreement dated as of March 1, 2013, as amended by that certain Consent to Sublease and First Amendment to Lease dated as of February 22, 2016 (such Lease Agreement, as amended, being referred to herein as the “269 Master Lease”), pursuant to which Sublandlord leases the entire building located at 269 East Grand Avenue in South San Francisco, California (the “269 Building”).

WHEREAS, Sublandlord and Sub-Sublandlord are parties to (i) that certain Sublease dated as of February 18, 2016 (the “Sublease”), pursuant to which Sublandlord subleases to Sub- Sublandlord the entirety of the Building (sometimes referred to herein as the “Premises” or the “Subleased Premises”); and (ii) that certain Sublease dated as of February 18, 2016 (the “269 Sublease”), pursuant to which Sublandlord subleases to Sub-Sublandlord the entirety of the 269 Building. Capitalized terms used herein shall have the meanings given such terms in the Sublease (including in the Master Lease, as incorporated into the Sublease) unless otherwise defined herein.

WHEREAS, prior to or concurrently with the mutual execution and delivery of this Sub- Sublease, the parties hereto will enter into the Sub-Subtenant’s Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”), and the other Transaction Documents (as defined in thePurchase Agreement) whereby Sub-Sublandlord will purchase certain shares in Sub-Subtenant pursuant to the terms thereof. The date on which the purchase of such shares closes shall be referred to herein as the “Closing Date.”

WHEREAS, the parties hereto desire that Sub-Sublandlord sublet a portion of the Building consisting of approximately 3,185 rentable square feet (the “Sub-Subleased Premises”), as more particularly shown on Exhibit A attached hereto and made a part hereof, to Sub-Subtenant and that Sub-Subtenant sublet the Sub-Subleased Premises from Sub-Sublandlord on all of the terms and conditions of this Sub-Sublease.

Now, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sub-Sublease. Sub-Sublandlord does hereby sublet to Sub-Subtenant and Sub-Subtenant does hereby sublet from Sub-Sublandlord the Sub-Subleased Premises, subject to the terms and conditions of this Sub-Sublease. The parties hereto hereby agree to the rentable square footage of the Sub-Subleased Premises set forth above, and such rentable square footage, and any of the economic terms hereof based thereon, shall not be adjusted based on further remeasurement. Sub- Subtenant shall have the non-exclusive right to use, in common with Sub-Sublandlord and any other occupants in the Project, and subject to reasonable rules and regulations as may be promulgated by Sub-Sublandlord from time to time, certain of the Common Areas (as defined below), which, as of the date of this Sub-Sublease, include, without limitation, a mother’s room, a common conference room, and a collaboration space located on the third (3rd) floor of the Building, a café located on the ground floor of the Building, a coffee bar located in the 269 Building and a fitness center located in the 269 Building, as well as certain interior hallways, restrooms and lobbies, and certain exterior spaces included within the Project. As used herein, “Common Areas” shall mean and refer to those portions of the Project which are provided, from time to time, for use in common by Sub-Sublandlord, Sub-Subtenant and any other occupants of the Project, as well as certain other portions of the Project designated by Sub-Sublandlord, in its discretion, including certain areas designated for the exclusive use of certain occupants, or to be shared by Sub- Sublandlord and certain occupants. The manner in which the Common Areas are maintained and operated shall be in accordance with any applicable requirements of the Master Lease and the Sublease, but otherwise at the sole discretion of Sub-Sublandlord. Sub-Sublandlord reserves the right to close (temporarily or permanently), make alterations and additions to, or change the location of elements of the Project and the Common Areas.

2. Term.

(a) Sub-Sublease Contingencies. Sub-Sublandlord and Sub-Subtenant expressly acknowledge and agree that this Sub-Sublease is subject to the following contingencies (the “Sub- Sublease Contingencies”): (i) Master Landlord’s prior written consent to this Sub-Sublease, in a form provided by Master Landlord that is reasonably acceptable to Sub-Sublandlord and Sub- Subtenant (“Master Landlord’s Consent”); (ii) Sublandlord’s prior written consent to this Sub- Sublease in a form provided by Sublandlord that is reasonably acceptable to Sub-Sublandlord and Sub-Subtenant (“Sublandlord’s Consent”); and (iii) the occurrence of the Closing Date. Sub- Sublandlord shall use good faith efforts to obtain Master Landlord’s Consent and Sublandlord’s Consent at Sub-Sublandlord’s sole cost and expense, and Sub-Subtenant agrees to cooperate in all reasonable respects in connection therewith. If Sub-Sublandlord, despite the parties’ good faith efforts, fails to obtain Master Landlord’s Consent or Sublandlord’s Consent, or if the Closing Date fails to occur, in either instance within forty-five (45) days after the Execution Date, then either Sub-Sublandlord or Sub-Subtenant may terminate this Sub-Sublease by giving written notice thereof to the other at any time prior to receipt of both Master Landlord’s Consent and Sublandlord’s Consent, and Sub-Sublandlord shall return to Sub-Subtenant any amounts delivered by Sub-Subtenant under this Sub-Sublease. Neither party shall have any liability to the other for any termination or cancellation of this Sub-Sublease as a result of Master Landlord’s or Sublandlord’s failure or refusal to consent to this Sub-Sublease, unless such party by its willful act caused Master Landlord or Sublandlord to refuse to timely consent to this Sub-Sublease. Neither party shall have any liability to the other under this Sub-Sublease for any termination or cancellation of this Sub-Sublease as a result of the failure of the Closing Date to occur; provided, however, the foregoing shall not be deemed to limit either party’s liability to the other under the Notes Agreement, if any, for the failure of the Closing Date to occur.

(b) Sub-Sublease Term. This Sub-Sublease shall be for a term (the “Sub-Sublease Term”) commencing upon the date (the “Commencement Date”) that is the later to occur of (i) the Closing Date, or (ii) the date the Sub-Subleased Premises is delivered to Sub-Subtenant in the Delivery Condition (as defined below) and ending on the day immediately preceding the third anniversary of the Commencement Date (the “Expiration Date”) or any earlier date on which this Sub-Sublease is terminated earlier in accordance with its terms; provided, however, that in no event shall the Sub-Sublease Term extend beyond the term of the Master Lease or the Sublease. Sub-Sublandlord anticipates delivering the Sub-Subleased Premises to Sub-Subtenant in the Delivery Condition on July 2, 2018 (the “Anticipated Commencement Date”). For purposes of this Sub-Sublease, “Sub-Sublease Year” shall mean each consecutive twelve (12) month period during the Sub-Sublease Term; provided, however, the first Sub-Sublease Year shall commence on the Commencement Date and end on the day immediately preceding the first anniversary of the Commencement Date, the second and each succeeding Sub-Sublease Year shall commence on an anniversary of the Commencement Date, and the last Sub-Sublease Year shall end on the Expiration Date. Notwithstanding anything herein to the contrary, if Sub-Sublandlord does not deliver possession of the Sub-Subleased Premises to Sub-Subtenant on or before the Anticipated Commencement Date set forth above in the Delivery Condition, then this Sub-Sublease shall not terminate and Sub-Sublandlord will have no liability for such failure to deliver the Sub-Subleased Premises to Sub-Subtenant; provided, however, that the Commencement Date shall be delayed until the date that Sub-Sublandlord delivers the Sub-Subleased Premises in the Delivery Condition. As used herein, the term “Delivery Condition” shall mean that each of the following shall have occurred: (i) Sub-Sublandlord shall have delivered occupancy of the Sub-Subleased Premises to Sub-Subtenant without Sub-Sublandlord’s occupants therein and with the Demising Work complete, and (ii) the Sub-Subleased Premises shall be free and clear of trash and debris, and free and clear of Sub-Sublandlord’s personal property, except for any items of furniture or other personal property (if any) that exist in the Sub-Subleased Premises as of the date hereof and are listed on Exhibit B attached hereto and made a part hereof (collectively, the “FF&E”), and (iii) with all Building Systems serving the Sub-Subleased Premises shall be in working order and condition. In no event shall Sub-Subtenant enter any portion of the Sub-Subleased Premises until the Sub-Sublease Contingencies have been satisfied. Upon Sub-Sublandlord’s delivery of the Sub- Subleased Premises to Sub-Subtenant, Sub-Sublandlord and Sub-Subtenant shall complete and execute the Sub-Sublease Commencement Agreement attached hereto as Exhibit D, confirming, among other things, the Commencement Date and Expiration Date for the Sub-Subleased Premises. Sub-Subtenant shall have no right whatsoever pursuant to this Sub-Sublease to extend the Sub-Sublease Term for any portion of the Sub-Subleased Premises (including but not limited to the Extension Right of Sublandlord pursuant to Section 40 of the Master Lease Agreement), and Sub-Subtenant acknowledges and agrees that this Sub-Sublease does not incorporate by reference or include any right of Sublandlord in the Master Lease to extend the term of the Master Lease or any right of Sub-Sublandlord in the Fourth Amendment either to enter into a Direct Lease following the expiration of the Master Lease or to extend the term of any Direct Lease entered into upon the earlier termination of the Master Lease.

3. Delivery and Condition.

(a) As-Is. Sub-Sublandlord shall deliver the Sub-Subleased Premises to Sub- Subtenant on the Commencement Date in an “AS IS, WHERE IS” condition, except that Sub- Sublandlord shall deliver the Sub-Subleased Premises in the Delivery Condition. Sub-Subtenant acknowledges that Sub-Sublandlord has made no representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Sub-Subleased Premises and that, except as expressly provided in the Work Letter attached hereto as Exhibit C (the “Work Letter”), Sub-Sublandlord shall have no obligation whatsoever to perform any improvements or alterations to the Sub-Subleased Premises or provide Sub-Subtenant with any improvement allowance with respect to the Sub-Subleased Premises.

(b) FF&E. Notwithstanding anything to the contrary contained in this Sub-Sublease, during the Sub-Sublease Term Sub-Sublandlord shall provide, and shall permit Sub-Subtenant to use, the FF&E (if any). Sub-Subtenant shall accept the FF&E in its presently existing, “AS-IS, WHERE-IS, WITH ALL FAULTS” condition, and Sub-Subtenant shall be responsible, at its sole cost and expense, for all maintenance and repair of the FF&E, normal wear and tear excepted. Upon the expiration or earlier termination of the Sub-Sublease Term, Sub-Subtenant shall surrender possession of the FF&E to Sub-Sublandlord in as good order and condition as when Sub- Subtenant took possession of the FF&E, reasonable wear and tear excepted; provided, however, in the event any items of the FF&E are missing or damaged, Sub-Subtenant, at its sole cost and expense, shall replace or repair (as applicable) such items of the FF&E. Sub-Sublandlord shall have no liability to Sub-Subtenant of any kind under any circumstances arising out of or in connection with the FF&E or Sub-Subtenant’s use thereof. Sub-Subtenant hereby releases Sub- Sublandlord from and against any and all claims, damages, costs, expenses and liabilities arising out of or in connection with the FF&E, and/or Sub-Subtenant’s use thereof, including, without limitation, any taxes with respect to the FF&E and/or Sub-Subtenant’s use thereof, and any related interest and penalties resulting from late payment by Sub-Subtenant thereof (collectively, “FF&E Claims”), and Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord harmless from and against any and all FF&E Claims accruing on and after the Execution Date.

4. Rent.

(a) Base Rent. On or before the date that is thirty (30) days after the Commencement Date, Sub-Subtenant shall pay to Sub-Sublandlord base rent (the “Base Rent”) for the entire Sub- Sublease Term in the amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). The Base Rent shall be paid and satisfied in full on the Closing Date by the issuance to the Sub-Sublandlord of a number of shares of the Sub-Subtenant’s Series B Preferred Stock (the “Base Rent Shares”) equal to the Base Rent divided by the purchase price per share of Series B Preferred Stock under the Purchase Agreement rounded down to the nearest whole share (the “Price Per Share”).

(b) Transfer Restrictions. The Sub-Sublandlord shall not assign, encumber or dispose of any interest in the Base Rent Shares while the Base Rent Shares are subject to the Repurchase Option (as defined below). After any Base Rent Shares have been released from the Repurchase Option, the Sub-Sublandlord shall not assign, encumber or dispose of any interest in such Base Rent Shares except that subject to compliance with applicable securities laws, the Base Rent Shares may be transferred by the Sub-Sublandlord, without Sub-Subtenant’s consent to any other entity who directly or indirectly controls, is controlled by or is under common control with the Sub-Sublandlord and with the Sub-Subtenant’s consent (not to be unreasonably withheld) to any other entity or person. All such transferees of Base Rent Shares or any interest therein will receive and hold such Base Rent Shares or interest subject to the provisions of this Section 4(b), and the Transaction Documents and will agree to be bound by this Section 4(b) and by the Transaction Documents, and will take all steps necessary to become a party to the Transaction Documents by executing counterpart signature pages thereto. Any sale or transfer of the Base Rent Shares shall be void unless the provisions of this Section 4(b) are satisfied.

(c) Repurchase Option. In the event of the termination of this Sub-Sublease for any reason other than (i) a material, uncured default of Sub-Subtenant under this Sub-Sublease or (ii) the voluntary or involuntary liquidation, dissolution or winding up of the Sub-Subtenant, the Sub- Subtenant shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of three (3) months from the Termination Date to repurchase all or any portion of the Unvested Shares (as defined below) at a purchase price of $0.001 per share (as adjusted for stock splits, stock dividends, reclassification and the like); provided, that in the event that the Sub-Subtenant elects to repurchase all or a portion of the Unvested Shares pursuant to the Repurchase Option (the “Repurchased Shares”), then Sub-Sublandlord in its sole discretion may elect to retain the Repurchased Shares by paying to Sub-Subtenant within 10 Business Days of the Sub-Subtenant’s election to repurchase the Repurchased Shares an amount equal to the Retention Payment (as defined below), in which case upon the receipt of the Retention Payment by the Sub-Subtenant, the Sub-Sublandlord shall retain the Repurchased Shares. 100% of the Base Rent Shares shall initially be subject to the Repurchase Option (the “Vesting Shares”). 1/36th of the Vesting Shares shall be released from the Repurchase Option on the one-month anniversary of the Commencement Date, and an additional 1/36th of the Vesting Shares shall be released from the Repurchase Option on the same day of each month thereafter, until all Vesting Shares are released from the Repurchase Option; provided, however, that such scheduled releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share. “Unvested Shares” means Base Rent Shares that have not yet been released from the Repurchase Option. “Retention Payment” means an amount in cash equal to the number of Repurchased Shares multiplied by the Price Per Share. In the event of (i) or (ii) above, or an acquisition or initial public offering of Sub-Subtenant, the Unvested Shares shall fully and immediately vest, and the Repurchase Option shall lapse with respect to the Unvested Shares.

(d) Additional Rent. All sums due from Sub-Subtenant to Sub-Sublandlord or to any third party under the terms of this Sub-Sublease (other than Base Rent) shall be additional rent (“Additional Rent”), including, without limitation, any charges, as they relate to the Sub- Subleased Premises during the Sub-Sublease Term, that are billed to Sub-Sublandlord by Master Landlord, Sublandlord or a third party other than charges (such as late charges) assessed as a result of Sub-Sublandlord’s failure to comply with the Master Lease and/or the Sublease, unless such failure was caused by Sub-Subtenant. Notwithstanding the foregoing, Sub-Subtenant shall have no obligation to pay (and Base Rent shall be deemed to include) Sub-Subtenant’s Share of the charges for “Operating Expenses,” as defined in Section 5 of the Master Lease Agreement, and “Taxes,” as defined in Section 9 of the Master Lease Agreement or “TI Rent” as defined in Section 4 of the Master Lease Agreement; provided, however, if Sub-Sublandlord reasonably determines that Sub-Subtenant is consuming Utilities or other services in excess of its proportionate share of the same (based upon the size of the Sub-Subleased Premises compared to the size of the Building or the Project), then Sub-Subtenant shall pay to Sub-Sublandlord, as Additional Rent, within ten (10) business days after receipt of an invoice, the cost of such excess consumption. All Additional Rent that is payable to Sub-Sublandlord shall be paid at the time and place provided herein for payment of Base Rent, except as otherwise provided in this Sub-Sublease or instructed by Sub- Sublandlord in writing or set forth in the Master Lease or the Sublease. Sub-Sublandlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent, Additional Rent and any other sums due hereunder from Sub-Subtenant are sometimes referred to in this Sub-Sublease as “Rent”. Any time Rent abates under the Sublease, Rent otherwise required to be paid to Sub-Sublandlord under this Sub- Sublease (and not waived hereunder) shall abate proportionally to the extent Sub-Subtenant is prevented from, and does not actually use the Sub-Subleased Premises as set forth in the Master Lease, as incorporated herein. If Sub-Subtenant is entitled to any abated Base Rent which has been prepaid, Sub-Sublandlord shall return such abated amount to Sub-Subtenant within thirty (30) days.

(e) Late Charge; Interest. If Sub-Subtenant fails to pay any Rent within five (5) days of the date when due, Sub-Subtenant shall pay a late charge and interest thereon in accordance with terms of Section 21 of the Master Lease Agreement, as incorporated herein, which are incorporated herein by this reference; provided that the one grace period as set forth in Section 21 of the Master Lease shall also apply to this Sub-Sublease to the extent such grace period is provided to Sub-Sublandlord under the Sublease. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction of past due Rent. Sub-Subtenant’s covenant to pay Rent is independent of every other covenant in this Sub-Sublease.

5. Compliance with Laws; Use. The Sub-Subleased Premises shall be used for research and development laboratory (which laboratory shall be a biosafety level 2 space), office and other uses consistent with the character of the Project and otherwise in compliance with the terms of the Master Lease and the Sublease. Following the Commencement Date, Sub-Subtenant and its employees, agents, contractors and invitees (the “Sub-Subtenant Controlled Parties”) shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, including, without limitation, all applicable federal, state and local Laws (as defined below) or regulations governing protection of, or damage to the environment, or the treatment, storage or disposal of hazardous materials (collectively referred to as “Laws”), regarding the operation of Sub-Subtenant’s business and Sub-Subtenant’s particular use of the

Sub-Subleased Premises. In addition to the foregoing, following the Commencement Date, Sub- Subtenant shall comply with the terms of Sections 7 and 30 and Exhibit E of the Master Lease Agreement, which are incorporated herein by this reference (provided, however, that all references therein to “Landlord” shall mean and refer to Master Landlord and Sub-Sublandlord, except for (i) the references to “Landlord” in the third, fourth, sixth and seventh sentences of the first paragraph of Section 7 of the Master Lease Agreement shall mean and refer to Master Landlord, Sublandlord and Sub-Sublandlord, and the first reference to “Landlord” in the second grammatical paragraph of Section 7 of the Master Lease Agreement shall mean and refer to Master Landlord only, (ii) the references to “Landlord” in Sections 30(b) and 30(c) of the Master Lease Agreement shall mean and refer to Master Landlord, Sublandlord and Sub-Sublandlord, unless the terms or portions thereof are eliminated pursuant to the terms of the Fourth Amendment, (iii) items nine, ten, eleven and seventeen in Exhibit E of the Master Lease Agreement shall mean and refer to Master Landlord, Sublandlord and Sub-Sublandlord, (iv) any reference thereunder to notice to or from “Landlord” shall mean and refer to notice to or from Master Landlord, Sublandlord and Sub- Sublandlord, respectively, and any references thereunder to the consent or approval of Landlord shall mean and refer to the consent of Master Landlord, Sublandlord and Sub-Sublandlord (but, as to Sublandlord, only to the extent that Master Landlord has the right to look to Sublandlord for liability for any matters for which consent is sought), (v) any indemnity obligations of the “Tenant” thereunder shall be for the benefit of Sub-Sublandlord, Sublandlord and Master Landlord, and all references to “Tenant” and “Premises” shall mean “Sub-Subtenant” and the “Sub-Subleased Premises”, respectively), and any other rules and regulations of the Building adopted by Master Landlord or Sub-Sublandlord from time to time, provided that a copy thereof is made available to Sub-Subtenant.

6. Services. Sub-Sublandlord shall be responsible, pursuant to the terms of the Sublease, and without reimbursement from Sub-Subtenant (except to the extent otherwise provided in Section 4(d) above or in a separate written agreement between Sub-Sublandlord and Sub- Subtenant) for the payment of all water, sewer, gas, electricity and other Utilities and utility-type services furnished by Master Landlord to the Sub-Subleased Premises pursuant to Section 11 of the Master Lease Agreement. Sub-Subtenant shall also contract directly with or otherwise obtain services not provided by either Master Landlord or Sublandlord for the Sub-Subleased Premises at Sub-Subtenant’s sole expense. In no event shall Sub-Sublandlord be obligated to provide any such services directly to Sub-Subtenant. The last grammatical sentence of the first grammatical paragraph of Section 11 of the Master Lease Agreement is incorporated herein by this reference (provided, however, that the references therein to “Landlord’s”, “Tenant” and “Lease” shall mean “Sub-Sublandlord’s”, “Subtenant” and this “Sub-Sublease”, respectively); however, the provisions of Section 11 of the Master Lease Agreement otherwise are not incorporated into this Sub- Sublease.

7. Maintenance and Repairs. Sub-Sublandlord shall be responsible, pursuant to the terms of the Sublease, and without reimbursement from Sub-Subtenant (except to the extent otherwise provided hereinbelow), for the maintenance and repair obligations of the “Tenant” under the Master Lease, including, without limitation, for base building items (e.g., minor paint patchwork, floor waxing, and minor cosmetic repairs) within the Sub-Subleased Premises due to normal wear and tear. Sub-Subtenant acknowledges and agrees that Master Landlord shall be responsible for the maintenance and repair obligations of the “Landlord” under the Master Lease. Sub-Subtenant hereby recognizes and agrees that all acknowledgements, reservations of rights, limitations on and waivers of liability, and rights to notice in favor of “Landlord,” all as contained in the first grammatical paragraph of Section 13 of the Master Lease Agreement, are incorporated into this Sub-Sublease in favor of Master Landlord, Sublandlord and Sub-Sublandlord, as if the same were restated in this Sub-Sublease by Sub-Subtenant with respect to the Sub-Subleased Premises; however, the provisions of the first grammatical sentence and the second and third grammatical paragraphs of Section 13, of the Master Lease Agreement, and the provisions of Sections 14 and 42(p) of the Master Lease Agreement, are not incorporated into this Sub-Sublease. In no event shall Sub-Sublandlord be obligated to undertake any maintenance and repair obligations that are otherwise the responsibility of Master Landlord hereunder or under the Master Lease. Notwithstanding anything to the contrary contained herein, if any maintenance or repairs are required to be made to the Premises, the Building or the Project (including, without limitation, the Building Systems) solely due to the misuse, negligence, or willful misconduct of Sub-Subtenant or any of Sub-Subtenant’s agents, servants, employees, invitees or subcontractors (together with Sub-Subtenant, collectively, “Sub-Subtenant Parties”), then Sub-Sublandlord (or Master Landlord, as the case may be) shall perform such maintenance or repairs at Sub-Subtenant’s sole cost and expense (except to the extent covered by insurance proceeds recovered by such party), which shall be paid by Sub-Subtenant, as Additional Rent, within ten (10) business days after receipt of an invoice.

8. Sub-Subtenant Improvements; Repairs and Alterations. Sub-Sublandlord shall be responsible for obtaining Master Landlord’s consent (and Sublandlord’s consent, if required) to the Initial Improvements (as defined in the Work Letter), if applicable, which consent may be obtained as part of the Sublease Contingencies. Any other alterations, additions or improvements to the Sub-Subleased Premises by or for Sub-Subtenant (collectively referred to as “Alterations”) shall require the prior written consent of Sub-Sublandlord, Sublandlord (unless, with respect to Sublandlord’s consent only, such Alterations are “Notice-Only Alterations,” as defined in Section 12 of the Master Lease Agreement or Master Landlord does not have the right to look to Sublandlord for liability for any matters for which consent is sought), and Master Landlord to the extent required under Section 12 of the Master Lease Agreement, and shall be made in accordance with Section 12 of the Master Lease Agreement, which is incorporated herein by this reference (provided, however, that all references therein to “Tenant” and “Premises” shall mean “Sub- Subtenant” and the “Sub-Subleased Premises”, respectively, and all references therein to “Landlord” shall mean “Sub-Sublandlord,” “Sublandlord” and “Master Landlord”). Subject to any consent rights of Master Landlord pursuant to the terms of the Master Lease, Sub-Subtenant shall have the right to select the contractors, subcontractors, engineers and architects of its choice to perform Sub-Subtenant’s Alterations to the Sub-Subleased Premises. Sub-Subtenant shall be solely responsible for the planning, construction and completion of any Alterations at Sub- Subtenant’s sole cost and expense. Sub-Subtenant shall make all payments for Alterations in a timely manner so as not to permit any mechanic’s or other liens to be placed upon the Sub- Subleased Premises in connection with any Alterations. Sub-Subtenant shall fully discharge any such lien within ten (10) days after it first becomes aware of the same. Sub-Subtenant shall not damage or deface the furnishings, walls, floors, ceilings or other portions of the Sub-Subleased Premises. Any damage to the Sub-Subleased Premises caused by Sub-Subtenant or a Sub- Subtenant Controlled Party shall be promptly repaired by Sub-Subtenant, to Sub-Sublandlord’s reasonable satisfaction, at Sub-Subtenant’s sole cost and expense. All Alterations to the Sub- Subleased Premises shall remain upon the Sub-Subleased Premises following the Expiration Date, provided that Sub-Sublandlord receives a written waiver from Master Landlord of its surrender obligations set forth in Section 28 of the Master Lease Agreement with respect to such Alterations (a “Surrender Restoration Waiver”). If a Surrender Restoration Waiver is not obtained, then Sub-Subtenant shall, prior to the Expiration Date, promptly remove any Alterations performed by or for Sub-Subtenant in the Sub-Subleased Premises to the extent required by Master Landlord at Sub-Subtenant’s sole cost and expense and repair any damage to the Sub-Subleased Premises caused by such removal; provided, however, notwithstanding anything to the contrary contained in this Sub-Sublease, Sub-Subtenant shall not be required to remove any Installations (as defined in the Master Lease) existing in the Sub-Subleased Premises as of the Execution Date or the Initial Improvements installed by Sub-Sublandlord pursuant to the Work Letter.

9. Entry by Sub-Sublandlord or Master Landlord. Sub-Sublandlord, Sublandlord or Master Landlord may enter the Sub-Subleased Premises at any time during the Sub-Sublease Term to inspect (in accordance with Section 32 of the Master Lease Agreement, which is incorporated herein by this reference, provided, however, that all references therein to “Tenant” and “Premises” shall mean “Sub-Subtenant” and the “Sub-Subleased Premises”, respectively and all references therein to “Landlord” shall mean “Sub-Sublandlord,” “Sublandlord” and “Master Landlord”) the Sub-Subleased Premises, or to make repairs to the Sub-Subleased Premises to the extent permitted under Sections 8 or 16(e) of this Sub-Sublease. Sub-Subtenant acknowledges that any prior notice of entry into the Sub-Subleased Premises may be given orally.

10. Assignment and Subletting. Sub-Subtenant shall not assign, sublease, transfer or encumber any interest in this Sub-Sublease or allow any third party to use any portion of the Sub- Subleased Premises (collectively or individually, a “Transfer”), without the prior written consent of Sub-Sublandlord, which consent may be granted or withheld in Sub-Sublandlord’s sole and absolute discretion, notwithstanding anything to the contrary contained in Section 22(b) of the Master Lease Agreement and notwithstanding the incorporation of said Section 22(b) into this Sublease pursuant to Section 16(b) below, and the prior written consent of Sublandlord and Master Landlord. Any Transfer or attempted Transfer without the consent of Sub-Sublandlord, Sublandlord and Master Landlord shall be a default by Sub-Subtenant and, in addition to any other rights and remedies, shall entitle Sub-Sublandlord to terminate this Sub-Sublease.

11. Indemnity and Waiver of Claims. Without in any way limiting the applicability or terms of any indemnities found in the Master Lease and incorporated herein by reference as covenants between Sub-Sublandlord and Sub-Subtenant, except to the extent caused by the gross negligence or willful misconduct of Sub-Sublandlord or any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders (“Sub-Sublandlord Related Parties”), or the gross negligence or willful misconduct of Sublandlord or any of the Sublandlord Related Parties (as defined in Section 11 of the Sublease), or to the extent caused by Sub-Sublandlord’s default in its obligations under this Sub-Sublease, the Sublease or the Master Lease or Sublandlord’s default in its obligations under the Sublease or the Master Lease, which default by Sub-Sublandlord or Sublandlord, as the case may be, is not the result of Sub-Subtenant’s default in Sub-Subtenant’s obligations pursuant to this Sub-Sublease, Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord and the Sub-Sublandlord Related Parties, as well as Sublandlord and the Sublandlord Related Parties, harmless from and against all liabilities, damages, claims, and expenses, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Sub- Sublandlord or any of Sub-Sublandlord Related Parties, or against Sublandlord or any of the

Sublandlord Related Parties, arising directly or indirectly out of use or occupancy of the Sub- Subleased Premises or a breach or default by Sub-Subtenant in the performance of any of its obligations hereunder. Sub-Subtenant hereby waives all claims against Sub-Sublandlord and Sub- Sublandlord Related Parties, as well as against Sublandlord and any of the Sublandlord Parties, for (a) any damage to person or property (or resulting from the loss of use thereof), except to the extent caused by the gross negligence or willful misconduct of Sub-Sublandlord, any Sub-Sublandlord Related Party, Sublandlord or any Sublandlord Related Party, or to the extent caused by Sub- Sublandlord’s default in its obligations under this Sub-Sublease or Sublandlord’s default in this obligations under the Sublease, and (b) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Notwithstanding anything to the contrary in this Section 11, but subject to the terms of the waiver of subrogation in Section 17 of the Master Lease Agreement which are incorporated by reference herein pursuant to Section 16 hereof, Sub-Sublandlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Sub-Subtenant from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the gross negligence or willful misconduct of Sub-Sublandlord or Sub-Sublandlord Related Parties or any breach by Sub-Sublandlord of Sub-Sublandlord’s obligations pursuant to this Sub-Sublease or a breach by Sub-Sublandlord of Sub-Sublandlord’s obligations pursuant to the Sublease or the Master Lease, to the extent that breach is not a result of a default by Sub-Subtenant of Sub- Subtenant’s obligations hereunder. Notwithstanding any provision in this Sub-Sublease to the contrary, neither Sub-Sublandlord nor any Sub-Sublandlord Related Parties, nor Sublandlord nor any Sublandlord Related Parties, nor Master Landlord nor any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders, shall be liable for (and Sub-Subtenant hereby waives any claims for) any injury or damage to, or interference with, Sub-Subtenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage.

12. Insurance. The provisions of Section 17 of the Master Lease Agreement pertaining to insurance shall be incorporated into this Sub-Sublease (but the provisions of Section 8(i) of the Fourth Amendment shall not be incorporated into this Sub-Sublease), subject to the following terms. For purposes of this Sub-Sublease, the term “Tenant” in Section 17 of the Master Lease shall be deemed to mean Sub-Subtenant and the term “Landlord” shall be deemed to mean Master Landlord (except that the release and waiver of subrogation in the fourth paragraph shall also apply as between Sub-Sublandlord and Sub-Subtenant, as well as between Sublandlord and Sub- Subtenant) and the term “Premises” shall mean the “Sub-Subleased Premises”, except that all policies of liability insurance required to be maintained by Sub-Subtenant hereunder and thereunder shall name Sub-Sublandlord, Sublandlord and Master Landlord as additional named insureds and all notices related to such insurance and all evidence of such policies shall be delivered to Sub-Sublandlord, Sublandlord and Master Landlord. The form of insurance certificate to be provided by Sub-Sublandlord shall be subject to approval by Sub-Sublandlord, Sublandlord and Master Landlord.

13. Damage or Destruction and Condemnation. The provisions of Sections 18 and 19 of the Master Lease pertaining to damage or destruction and condemnation, respectively, shall be incorporated into this Sub-Sublease, subject to the following terms. For purposes of this Sub- Sublease, the term “Tenant” in Sections 18 and 19 of the Master Lease shall be deemed to mean

Sub-Subtenant and the term “Landlord” therein shall be deemed to mean Master Landlord and the term “Premises” shall mean the “Sub-Subleased Premises”; provided, however, if any notices are delivered to Sub-Sublandlord (either directly by Master Landlord or by Sublandlord), then Sub- Sublandlord shall deliver those notices to Sub-Subtenant as soon as reasonably practicable thereafter. In no event shall Sub-Sublandlord have any obligation to Sub-Subtenant to restore the Sub-Subleased Premises if damaged, destroyed or condemned as described in Sections 18 and 19 of the Master Lease. If Sub-Sublandlord is entitled to terminate the Sublease as a result of such casualty pursuant to its terms (including the terms of the Master Lease as incorporated into the Sublease), then Sub-Sublandlord shall be entitled to terminate this Sub-Sublease in its entirety or with respect to the portion of the Sub-Subleased Premises affected by such casualty; and, if Sub- Sublandlord does not exercise such right of termination, then Sub-Subtenant shall be entitled to terminate this Sub-Sublease with respect to the portion of the Sub-Subleased Premises affected by such casualty.

14. Events of Default. The occurrence of any of the following shall constitute a material breach of this Sub-Sublease and a Default by Sub-Subtenant: (i) Sub-Subtenant’s failure to pay Rent or any other amount within three (3) days of the date of Sub-Sublandlord’s notice of default (which notice only need be given twice in any twelve (12) month period); (ii) Sub-Subtenant’s vacation of the Sub-Subleased Premises for a period of ten (10) business days or more (it being understood that Sub-Subtenant’s ongoing collaboration with Sub-Sublandlord and other occupants of the Premises is material consideration to Sub-Sublandlord for entering into this Sub-Sublease); (iii) all those items of default set forth in the Master Lease where the obligation is incorporated in this Sub-Sublease, including, without limitation, the Defaults listed in Section 20 of the Master Lease Agreement, which remain uncured after the cure period provided in the Master Lease as such cure period is adjusted pursuant to Section 16(a) of this Sub-Sublease; or (iv) Sub-Subtenant’s failure to perform any other term, provision or covenant of this Sub-Sublease, which failure remains uncured after thirty (30) days written notice thereof, or if such failure is not susceptible of cure within thirty (30) days, such additional time as reasonably required for such cure (not to exceed ninety (90) days in any event) provided Sub-Subtenant commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion.

15. Remedies. Upon any default by Sub-Subtenant under the terms of this Sub-Sublease, beyond any applicable notice and cure period, Sub-Sublandlord shall have the remedies set forth in Section 21 of the Master Lease Agreement (which rights are hereby incorporated by reference into the terms of this Sub-Sublease) as if Sub-Sublandlord is Master Landlord, including, without limitation, the right to terminate this Sub-Sublease, in which case Sub-Subtenant shall immediately surrender the Sub-Subleased Premises to Sub-Sublandlord. If Sub-Subtenant fails to surrender the Sub-Subleased Premises, Sub-Sublandlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Sub-Subleased Premises. In addition to the right to terminate this Sub-Sublease and collect damages, Sub- Sublandlord shall have the right to pursue any other remedy provided under the Master Lease or that is now or hereafter available at Law or in equity, subject to any limitations otherwise expressly set forth in this Sub-Sublease.

16. Master Lease.

(a) Sub-Subtenant takes possession of the Sub-Subleased Premises, and enters into this Sub-Sublease, subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Sublease and the Master Lease, except as otherwise expressly provided for herein. Sub- Subtenant’s use of those Common Areas located in the 269 Building or otherwise subject to the 269 Sublease and the 269 Master Lease shall be subject and subordinate to all of the terms, covenants, conditions and restriction of the 269 Sublease and the 269 Master Lease. Neither Sub- Sublandlord nor Sub-Subtenant shall by act or omission cause a breach of any of the terms, covenants, conditions, and restrictions contained in the Master Lease or the Sublease. Sub- Sublandlord shall not modify or amend the Master Lease or the Sublease in a manner that would either: (i) change the Sub-Sublease Term, Base Rent or other economic terms or Permitted Use set forth in this Sub-Sublease, (ii) modify the events of default pursuant to this Sub-Sublease, or (iii) have an adverse impact on Sub-Subtenant’s use of or operations at the Sub-Subleased Premises or increase Sub-Subtenant’s obligations under this Sub-Sublease without Sub-Subtenant’s prior written consent. With respect to any obligation of Sub-Subtenant to be performed under this Sub- Sublease, wherever the Master Lease grants to Sub-Sublandlord a specified number of days after notice or other time condition to perform its corresponding obligation under the Master Lease (excluding the payment of Rent), Sub-Subtenant shall have one-third fewer days (rounded to the nearest whole day) to perform the obligation (by way of example only, Sub-Subtenant shall have 10 fewer days to perform an obligation to be performed in 30 days, and shall have 2 fewer days to perform an obligation to be performed in 5 days), including without limitation curing any defaults. Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Sub-Subtenant (whether directly or as a result of being forwarded by Sublandlord or Sub-Sublandlord) shall constitute such notice from Sub-Sublandlord to Sub-Subtenant under this Sub-Sublease without the need for any additional notice from Sub-Sublandlord.

(b) Except as modified by this Sub-Sublease, including, without limitation, the provisions of the Master Lease excluded below in this Section 16(b), it is expressly understood, acknowledged and agreed by Sub-Subtenant that all of the other terms, conditions and covenants of this Sub-Sublease shall be those stated in the Master Lease to the extent applicable to the Sub- Sublease Premises and first arising or accruing during the Sub-Sublease Term. Sub-Subtenant shall be subject to, bound by and comply with all of said Articles and Sections of the Master Lease with respect to the Sub-Subleased Premises and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of Sub-Sublandlord, Sublandlord and Master Landlord, it being understood and agreed that wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sub-Sublease, the word “Sub-Subtenant” shall be substituted, wherever the word “Landlord” appears, for the purposes of this Sub-Sublease, the word “Sub-Sublandlord” shall be substituted and wherever the word “Premises” appears, for the purposes of this Sub-Sublease, the word “Sub-Subleased Premises” shall be substituted. In the event of any conflict between this Sub-Sublease, on the one hand, and the Master Lease or the Sublease, on the other hand, the terms of this Sub-Sublease shall control as between Sub-Sublandlord and Sub-Subtenant. Whenever the provisions of the Master Lease incorporated as provisions of this Sub-Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of Master Landlord, Sublandlord and Sub-Sublandlord. Wherever the provisions of the Master Lease incorporated as provisions of this Sub-Sublease require the indemnification of Master Landlord, said provisions shall be construed to require the indemnification of Master Landlord, Sublandlord and Sub-Sublandlord (and their respective owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders). Sub-Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease. In addition to any other provisions contained in this Sub-Sublease which specifically state that certain provisions of the Master Lease are not incorporated into this Sub-Sublease or are otherwise modified as described in such other provisions, the terms and provisions of the following Sections and portions of the Master Lease are not incorporated into this Sub-Sublease or are modified as provided for below: the definition of “Premises,” “Base Rent,” “Security Deposit,” “Base Term,” “Tenant’s Share of Operating Expenses of Building,” “Tenant’s Share of Operating Expenses of Project,” “Target Commencement Date,” “Rent Adjustment Percentage” “Address for Rent Payment,” “Landlord’s Notice Address,” and “Tenant’s Notice Address”, as the same appear on the first two pages of the Master Lease Agreement, are not a part of this Sub-Sublease; the second grammatical sentence of Section 1 (and all references in the Master Lease to the Pedestrian Bridge and the Work Letter), Section 2, Section 3, Section 4, Section 5, Section 6, the first sentence of the second paragraph of Section 7, the first four grammatical sentences of Section 9, the second grammatical sentence of Section 10 (it being understood that the current parking ratio is 2.5 parking spaces per 1,000 rentable square feet of the Premises), Section 11 (except the last grammatical sentence of the first grammatical paragraph thereof), the first grammatical sentence and the second and third grammatical paragraphs of Section 13, Section 14, Section 22(b) (except for the first, fourth and fifth grammatical sentences thereof), Section 35, the second grammatical paragraph of Section 38, Section 39, Section 40, Section 41, Section 42(a), the second grammatical sentence of Section 42(o), Section 42(p), Section 42(q), Section 42(r), Section 42(s), and Section 42(t), all of the Master Lease Agreement, are not part of (and are not incorporated into) this Sub-Sublease; the references to “Landlord” in the first paragraph of Section 17 and Sections 18 and 19 of the Master Lease Agreement (except as otherwise expressly set forth herein) shall be deemed to mean Master Landlord; the reference to “Landlord” in Section 24 of the Master Lease Agreement shall be deemed to mean “Master Landlord;” the references to “Landlord” in Section 26 of the Master Lease Agreement shall be deemed to mean “Master Landlord” and “Sub-Sublandlord”; the fifth, sixth and seventh sentences of Section 27 of the Master Lease Agreement shall not be a part of this Sub-Sublease; the references to “Landlord” in Section 28 of the Master Lease Agreement shall be deemed to mean “Master Landlord”, “Sublandlord” and “Sub-Sublandlord”; the references to “Landlord” in the first paragraph of Section 38 of the Master Lease Agreement shall be deemed to mean “Master Landlord” and “Sublandlord”; and Exhibits A, C (except to the extent applicable to the Alterations and/or Installations made by Sub-Subtenant hereunder), D, G, H and I to the Master Lease Agreement are not part of (and are not incorporated into) this Sub-Sublease; and the entirety of the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are not a part of (and are not incorporated into) this Sub-Sublease.

(c) Sub-Sublandlord shall not be deemed to have made any representation made by Master Landlord in the Master Lease. Moreover, except as otherwise provided herein to the contrary, Sub-Sublandlord shall not be obligated:

(i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide;

(ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make; or

(iii) to comply with any Laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply (all the foregoing being herein called the “Building Services”); and Sub-Sublandlord shall have no liability to Sub-Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord, or on account of any failure by Sublandlord to observe or perform any of the terms, covenants or conditions of the Sublease required to be observed or performed by Sublandlord; provided that Sub-Sublandlord agrees to use good faith efforts to enforce, on Sub-Subtenant’s behalf, Master Landlord’s obligations under the Master Lease and Sublandlord’s obligations under the Sublease, provided that in no event shall Sub-Sublandlord be required to initiate any legal proceedings or incur any expense or liability in connection with such efforts.

(d) Notwithstanding the foregoing, Sub-Sublandlord grants to Sub-Subtenant the right to receive all of the services and benefits with respect to the Sub-Subleased Premises that are to be provided by Master Landlord under the Master Lease.

(e) If (i) Sub-Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (ii) Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure by Sub- Subtenant to perform any of its obligations hereunder, or (iii) Sublandlord shall give any notice of failure or default under the Sublease arising out of any failure by Sub-Subtenant to perform any of its obligations hereunder, then, in any such case, Sub-Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Sub-Subtenant’s expense, and Sub-Subtenant shall, within ten (10) days of Sub-Sublandlord’s demands from time to time, reimburse Sub-Sublandlord for all costs and expenses incurred by Sub-Sublandlord in doing so as Rent.

(f) Sub-Subtenant shall promptly execute, acknowledge and deliver to Sub- Sublandlord, any certificate or other document evidencing the status of the Sub-Sublease or subordination of this Sub-Sublease to the Master Lease, that Sub-Sublandlord or Master Landlord may reasonably request, in accordance with Sections 23 and 27 of the Master Lease, which are (except as expressly provided in Section 16(b) above) incorporated herein by this reference (provided, however, the terms “Tenant” and “Landlord” shall be deemed to mean “Sub-Subtenant” and the “Sub-Sublandlord,” respectively).

(g) Sub-Sublandlord warrants to Sub-Subtenant that (1) to Sub-Sublandlord’s knowledge, Sub-Sublandlord has delivered to Sub-Subtenant a complete copy of the Master Lease and the Sublease; (ii) to Sub-Sublandlord’s knowledge, the Master Lease is, as of the date of this Sub-Sublease, in full force and effect; (iii) to Sub-Sublandlord’s knowledge, no event of default by Sublandlord or Master Landlord has occurred under and is continuing under the Master Lease nor, to Sub-Sublandlord’s knowledge, has any event occurred and is continuing that would constitute an event of default by Sublandlord or Master Landlord under the Master Lease, but for the requirement of the giving of notice and the expiration of the period of time to cure; (iv) the Sublease is, as of the date of this Sub-Sublease, in full force and effect; (v) no event of default by Sub-Sublandlord or, to Sub-Sublandlord’s knowledge, Sublandlord has occurred under and is continuing under the Sublease nor, to Sub-Sublandlord’s knowledge, has any event occurred and is continuing that would constitute an event of default by Sub-Sublandlord or Sublandlord under the Sublease, but for the requirement of the giving of notice and the expiration of the period of time to cure; and (iv) Sub-Sublandlord has not sub-subleased (other than pursuant to this Sub- Sublease) or encumbered the Sub-Subleased Premises or assigned the Master Lease.

(h) Sub-Sublandlord shall fully perform all of its obligations under the Master Lease to the extent Sub-Subtenant has not expressly agreed to perform such obligations under this Sub- Sublease. Sub-Sublandlord, with respect to the obligations of Sublandlord under the Sublease or the obligations of Master Landlord under the Master Lease, as the case may be, shall use Sub- Sublandlord’s diligent good faith efforts to cause such obligations to be performed for the benefit of Sub-Subtenant. Such diligent good faith efforts shall include, without limitation, upon Sub- Subtenant’s written request, immediately notifying Sublandlord or Master Landlord, as applicable, of its nonperformance, and requesting that Sublandlord or Master Landlord, respectively, perform its obligations.

17. Surrender of Sub-Subleased Premises. At the expiration or earlier termination of this Sub-Sublease, if no Surrender Restoration Waiver has been delivered to Sub-Sublandlord, then Sub-Subtenant shall promptly remove from the Sub-Subleased Premises (a) any Alterations that are required to be removed pursuant to Section 8 of this Sub-Sublease, and (b) Sub-Subtenant’s personal property, including, without limitation, any property that would be considered “Tenant’s Property” pursuant to the terms of the Master Lease, and quit and surrender the Sub-Subleased Premises to Sub-Sublandlord, broom clean, and in substantially the same condition and repair as received by Sub-Subtenant on the Commencement Date except for the addition of the Initial Improvements and ordinary wear and tear and damage from casualty excepted; provided, however, that in no event shall Sub-Subtenant have any obligation to remove any Alterations or Installations or repair any damage or remediate any Hazardous Materials existing in the Sub-Subleased Premises as of the Commencement Date. If Sub-Subtenant fails to remove any Alterations constructed by or on behalf of Sub-Subtenant (other than the Initial Improvements) that are required to be removed, or any Sub-Subtenant’s personal property, within five (5) days after the termination of this Sub-Sublease, Sub-Sublandlord, at Sub-Subtenant’s sole cost and expense, shall be entitled (but not obligated) to remove such Alterations, Installations, improvements and/or fixtures and/or remove, store or dispose of Sub-Subtenant’s personal property. Sub-Sublandlord shall not be responsible for the value, preservation or safekeeping of Sub-Subtenant’s personal property.

18. Holding Over. Sub-Subtenant shall have no right to holdover in the Sub-Subleased Premises pursuant to this Sub-Sublease as of the Expiration Date or earlier termination of this Sub- Sublease. If Sub-Subtenant does not surrender and vacate the Sub-Subleased Premises as and when provided for herein, Sub-Subtenant shall be a tenant at sufferance, and the parties agree that the Rent during such holdover period shall be Fifty Thousand and No/100 Dollars ($50,000.00) per month on account of Base Rent (which shall be payable on the first day of each month, without any prior notice or demand and without any deductions or setoff whatsoever), plus all Additional Rent payable hereunder. No holding over by Sub-Subtenant shall operate to extend the Sub- Sublease Term. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sub-Sublandlord, if Sub-Subtenant fails to surrender the Sub-Subleased Premises upon the Expiration Date, in addition to any other liabilities to Sub-Sublandlord accruing therefrom, Sub-Subtenant shall be liable to Sub-Sublandlord for any obligations imposed pursuant to Section 8 of the Master Lease and Section 18 of the Sublease as a result of such holding over, and Sub-Subtenant shall be responsible for all damages suffered by Sub-Sublandlord resulting from or occasioned by such holding over, including consequential damages.

19. 24 Hour Access. Subject to the terms of the Master Lease, all applicable laws and reasonable rules and regulations and access control procedures promulgated by Sub-Sublandlord, Sub-Subtenant shall have access to the Building and the Sub-Subleased Premises twenty-four (24) hours per day, seven (7) days per week, except for full or partial closures which may be required from time to time for construction, maintenance, repairs, actual or threatened emergency or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access. Access to the Building shall be controlled by Verily Site Operations, which shall recognize Sub- Subtenant’s right to access as provided herein.

20. Parking; Signage. Sub-Subtenant shall have Sub-Subtenant’s proportionate share of such parking rights as Sub-Sublandlord may have in connection with the Sub-Subleased Premises, free of charge throughout the Sub-Sublease Term, pursuant to Section 10 of the Master Lease, as amended. Sub-Subtenant shall not, without the prior written consent of Sub-Sublandlord (which consent may be granted or withheld in its sole and absolute discretion), Sublandlord and Master Landlord, post, project, affix, exhibit or display any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Sub-Subleased Premises. Sub-Subtenant shall have the right to display, at Sub-Subtenant’s sole cost and expense, signs bearing Sub-Subtenant’s name and/or logo at specific locations within the Sub-Subleased Premises, subject to the prior written consent of Sub-Sublandlord (which consent shall not be unreasonably withheld).

21. Limitation of Liability. None of the Sub-Sublandlord Parties shall have any personal liability for any default by Sub-Sublandlord under this Sub-Sublease or arising in connection herewith or with the operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project (as defined in the Master Lease) or the Premises, and Sub-Subtenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Sub-Subtenant. The terms of this Section 21 shall inure to the benefit of Sub-Sublandlord’s and the Sub-Sublandlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Sub-Sublandlord (if Sub-Sublandlord is a partnership), or trustee or beneficiary (if Sub- Sublandlord or any partner of Sub-Sublandlord is a trust), have any liability for the performance of Sub-Sublandlord’s obligations under this Sub-Sublease.

22. Miscellaneous.

(a) Notices for Sub-Sublandlord and Sub-Subtenant shall be sent to the following addresses (each, a “Notice Address”):

Sub-Sublandlord:	Verily Life Sciences LLC
269 East Grand Avenue
South San Francisco, CA 94080
Attn: VP, Real Estate and Work Place Services

and

Verily Life Sciences LLC
269 East Grand Avenue
South San Francisco, CA 94080
Attn: Lease Administration

and

Verily Life Sciences LLC
269 East Grand Avenue
South San Francisco, CA 94080
Attn: Legal Department/RE Matters

Sub-Subtenant:	Cortexyme, Inc.
2202 Boundary Street
San Diego, CA 92104
Attn: Kristen Gafric

All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth above. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Sub-Subtenant has vacated the Notice Address without providing a new Notice Address, three (3) business days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Any party may, at any time, change its Notice Address (other than to a post office box address) by giving the other parties written notice of the new address.

(b) Either party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Sub-Sublease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

(c) This Sub-Sublease shall be interpreted and enforced in accordance with the Laws of the state in which the Sub-Subleased Premises is located.

(d) Sub-Subtenant represents and warrants to Sub-Sublandlord that it has not dealt with any broker in connection with this Sub-Sublease. Sub-Sublandlord represents and warrants to Sub-Subtenant that it has not dealt with any broker in connection with this Sub-Sublease. Each party hereto agrees to indemnify, defend and hold the other party harmless from any commissions due to any broker claiming by, through or under such party. No broker shall be deemed to be, or may make a claim as, a third party beneficiary of the terms of this Sub-Sublease.

(e) This Sub-Sublease constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the Sub-Subleased Premises. This Sub-Sublease may be modified only by a written agreement signed by Sub-Sublandlord and Sub-Subtenant.

(f) The execution, delivery, and performance by each of Sub-Subtenant and Sub- Sublandlord of its respective obligations under this Sub-Sublease have been duly authorized and will not violate any provision of Law, any order of any court or other agency of government, or any indenture, agreement or other instrument to which it is a party or by which it is bound.

(g) This Sub-Sublease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement.

23. Intentionally Omitted.

24. California Civil Code Section 1938 Statement. For purposes of Section 1938(a) of the California Civil Code, Sub-Sublandlord hereby discloses to Sub-Subtenant, and Sub-Subtenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp) to the actual knowledge of Sub-Sublandlord. In addition, the following notice is hereby provided as required by Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Sub- Subtenant, having read such notice and understanding Sub-Subtenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Sub-Subleased Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Sub-Sublandlord and Sub-Subtenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Sub-Subtenant shall have, subject to the prior written approval of the Master Landlord, the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Sub- Subtenant to Sub-Sublandlord within sixty (60) days after the Commencement Date; (B) any CASp inspection timely requested by Sub-Subtenant and approved by the Master Landlord shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Sub-Sublandlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Sub-Sublandlord and without any testing that would damage the Sub-Subleased Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of the this Sub-Sublease and the Master Lease applicable to Sub-

Subtenant contracts for construction, and (5) at Sub-Subtenant’s sole cost and expense, including, without limitation, Sub-Subtenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Sub-Sublandlord (and the Master Landlord, at its request) shall be an express third party beneficiary of Sub-Subtenant’s contract with the CASp, and any CASp Reports shall be addressed to both Sub-Sublandlord and Sub-Subtenant (and to the Master Landlord, at its request); (D) Sub- Subtenant shall deliver a copy of any CASp Reports to Sub-Sublandlord within two (2) business days after Sub-Subtenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Sub-Subtenant to anyone other than (I) contractors, subcontractors and/or consultants of Sub-Subtenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Sub-Subtenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Sub-Subleased Premises then, at the Master Landlord’s election, either Sub-Subtenant or the Master Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, in either instance at Sub-Subtenant’s sole cost and expense.

25. Anti-Corruption. Neither Sub-Subtenant nor any of its directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on Sub-Subtenant’s behalf (collectively, “Representatives”), shall, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person, governmental agency, or other entity for the purposes of obtaining any improper advantage in connection with this Sub-Sublease. Not by way of limitation of Section 5 of this Sub-Sublease, neither Sub- Subtenant nor any of its directors, officers or employees shall violate any applicable laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”). Within five (5) business days of Sub-Sublandlord’s written request, Sub- Subtenant shall execute and deliver a compliance certification (which certification may be limited to Sub-Subtenant’s knowledge) with respect to Sub-Subtenant’s compliance with Anti-Corruption Laws and this Section 25.

26. Confidential Information. Either Sub-Sublandlord or Sub-Subtenant or their respective representatives may disclose (“Disclosing Party”) to the other party or its representatives (“Receiving Party”), orally or in writing, or the other party may otherwise obtain, through observation or otherwise, Confidential Information (as defined below) of Disclosing Party. The Receiving Party must, and must cause its representatives to: (1) protect all such Confidential Information from disclosure except as expressly permitted hereunder; (ii) only disclose such Confidential Information to those employees, independent contractors, attorneys, accountants, brokers, directors and officers of the Receiving Party or its affiliates to the extent necessary or required for performance of obligations hereunder, provided that, prior to such disclosure, the Receiving Party has clearly and completely conveyed the requirements of this section to such persons and ensured such requirements are understood and followed, or as required by Laws.

“Confidential Information” shall mean any and all information and materials disclosed (1) by or on behalf of Sub-Sublandlord or any of its representatives to Sub-Subtenant, Sub-Subtenant’s affiliates or any of their respective representatives or (ii) by or on behalf of Sub-Subtenant or any of its representatives to Sub-Sublandlord, Sub-Sublandlord’s affiliates, or any of their respective representatives, in each case to the extent that the same (a) is marked or otherwise identified as confidential or proprietary information or (b) should, by its nature, or under the circumstances of its disclosure, reasonably be understood to be confidential or proprietary information of the Disclosing Party. Without limiting the foregoing (1) each party’s trade secrets, existing and future products or service offerings, designs, business plans, business opportunities, finances, research, development, know-how, and other business, operational or technical information shall be deemed Confidential Information of that party to the extent that such information satisfies the conditions of clause a or clause b, above, and (2) the existence, pricing, and terms and conditions of this Sub- Sublease shall be deemed Confidential Information of both parties. As between the parties, except as provided otherwise in this Sub-Sublease, each party’s respective Confidential Information will remain such party’s sole and exclusive property.

The obligations set forth in this section shall not apply to any portion of Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of the Receiving Party; or (ii) the Receiving Party possessed prior to the Execution Date without being subject to an obligation to keep such Confidential Information confidential. In the event a party becomes legally compelled to disclose any Confidential Information of the other party, it shall immediately provide the other party with notice thereof prior to any disclosure, shall use commercially reasonable efforts to minimize the disclosure of any Confidential Information, and shall cooperate with the other party should that party seek to obtain a protective order or other appropriate remedy. The Receiving Party may disclose Confidential Information of the Disclosing Party to Sublandlord or Master Landlord, or their respective agents and lenders, as may be necessary in connection with complying with the terms of the Sub-Sublease, to enforce the terms of this Sub-Sublease or as otherwise required by law.

The Receiving Party must return to the Disclosing Party, or if instructed by the Disclosing Party destroy, all Confidential Information of the Disclosing Party that was received as, or reduced to by the Receiving Party, tangible form, including without limitation all copies, translations, interpretations, derivative works and adaptations thereof, promptly upon request by the Disclosing Party.

27. No Publicity. Except as required by applicable law or to comply with the terms of this Sub-Sublease, Sub-Subtenant hereby acknowledges and agrees that it shall not use, without Sub- Sublandlord’s prior written approval, which may be withheld in Sub-Sublandlord’s sole discretion, the name of Sub-Sublandlord, its affiliates, trade names, trademarks or trade dress, products, or any signs, markings, or symbols from which a connection to Sub-Sublandlord in Sub- Sublandlord’s absolute and sole discretion, may be reasonably inferred or implied, in any manner whatsoever, including, without limitation, press releases, marketing materials, or advertisements.

[Signature Page Follows]

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have executed this Sub- Sublease as of the day and year first above written.

SUB-SUBLANDLORD:			SUB-SUBTENANT:

VERILY LIFE SCIENCES LLC,			CORTEXYME, INC.,
a Delaware limited liability company			a Delaware corporation

By:	/s/ Andrew Conrad		By:	/s/ Casey Lynch
	Name:	Andrew Conrad		Name:	Casey Lynch
	Title:	Authorized Signatory		Title:

By:
Name:
Title:

EXHIBIT A

OUTLINE OF SUB-SUBLEASED PREMISES

[ATTACHED]

EXHIBIT A

EXHIBIT A

EXHIBIT B

LIST OF FF&E

[ATTACHED]

EXHIBIT B

Cortexyme – FFE

Location	Quantity	Item
Lab	20	Hanson Lab benches w/ drawer sets
Lab	1	Chemistry sink
Admin	4	Private offices
Admin	19	60” AMQ-ACTIV Adjustable Desks with drawer sets
Admin	19	Chairs

EXHIBIT B

EXHIBIT C

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the initial construction of improvements in the Sub-Subleased Premises. Capitalized terms used in this Work Letter shall have the meanings given such terms in the Sub-Sublease to which this Work Letter is attached (including in the Sublease, as provided in the Sub-Sublease, and in the Master Lease, as incorporated into the Sublease).

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Sub-Sublandlord shall construct the following improvements in the Sub-Subleased Premises in a good and workmanlike manner and in compliance with all Laws (the “Initial Improvements”): (i) a demising wall between the laboratory in the Sub-Subleased Premises and the adjacent space (“Demising Work”), at Sub-Sublandlord’s sole cost and expense; and (ii) four (4) executive offices within Room 333, and a bench with sink, in accordance with plans and specifications approved by Sub-Subtenant (“Sub-Subtenant’s Initial Improvements”), at Sub- Subtenant’s sole cost and expense (for clarity, in cash and not equity), in each case, with the work to be performed in a good and workmanlike manner and in accordance with applicable law and the terms of the Master Lease and the Sublease.

SECTION 2

OVER-ALLOWANCE AMOUNT

If Sub-Subtenant requests changes or modifications to the Initial Improvements once plans and specifications therefor are approved by Sub-Subtenant, and if Sub-Sublandlord, in its sole and absolute discretion, approves such changes or modifications (and thereafter obtains the consent of Master Landlord and Sublandlord to such changes or modifications), then any additional costs which arise in connection with such changes or modifications shall be paid by Sub-Subtenant to Sub-Sublandlord immediately upon Sub-Sublandlord’s request.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Sub-Subtenant hereby waives all claims against Sub-Sublandlord relating to, or arising out of the construction of, the Initial Improvements; provided, however, at Sub-Subtenant’s request, and at Sub-Subtenant’s sole cost and expense (which shall be paid immediately upon Sub- Sublandlord’s request), Sub-Sublandlord will use reasonable efforts to enforce any warranties and guaranties by the contractor who constructs the Initial Improvements (the “Contractor”) relating to the Initial Improvements.

WORK LETTER

SECTION 4

COMPLETION OF THE INITIAL IMPROVEMENTS DURING SUB-SUBTENANT’S OCCUPANCY

Sub-Subtenant hereby acknowledges and agrees that some portion of the Initial Improvements may be performed while Sub-Subtenant is in occupancy of the Sub-Subleased Premises, and Sub-Sublandlord shall not be obligated to construct the Initial Improvements during other than normal business hours or to pay overtime or other premiums in connection therewith; provided, however, that if the Sub-Subtenant Initial Improvements are not substantially complete on or before July 2, 2018, then Sub-Sublandlord shall provide comparable space within the Subleased Premises for use by Sub-Subtenant at no cost to Sub-Subtenant until such construction is complete; and provided further that if the Initial Improvements are not substantially complete on or before September 30, 2018, Sub-Subtenant shall have the right terminate this Sub-Sublease by written notice to Sub-Sublandlord, in which event the provisions of Section 4(c) of the Sub- Sublease with respect to a termination of this Lease for reason other than Sub-Subtenant default shall apply. Sub-Subtenant agrees to cooperate with Sub-Sublandlord’s construction of the Initial Improvements, including permitting access by construction personnel in and about the Sub- Subleased Premises, boxing and relocating or removing Sub-Subtenant’s personal property, relocating or removing Sub-Subtenant’s furniture, fixtures and equipment and relocating or removing Sub-Subtenant’s personnel. Any costs to Sub-Sublandlord resulting from the failure by Sub-Subtenant to cooperate with Sub-Sublandlord in the construction of the Initial Improvements shall be reimbursed by Sub-Subtenant promptly upon demand as an addition to the Over- Allowance Amount; provided, however, that Sub-Subtenant shall have no liability for such costs unless Sub-Sublandlord shall have provided written notice of such failure to Sub-Subtenant and Sub-Subtenant’s failure to cooperate shall have continued for a period of two (2) business days following written notice thereof. Sub-Subtenant hereby acknowledges and agrees that the construction of the Initial Improvements may create noise, odors and dust and leave debris in and about the Sub-Subleased Premises and elsewhere in and about the Building, and may be otherwise disruptive to the business operations of Sub-Subtenant. Sub-Subtenant hereby agrees that the construction of the Initial Improvements and Sub-Sublandlord’s actions in connection therewith shall in no way constitute a constructive eviction of Sub-Subtenant nor entitle Sub-Subtenant to any abatement of Rent with respect to the Sub-Subleased Premises. Sub-Subtenant’s obligations with respect to the Sub-Subleased Premises shall be unaffected by Sub-Sublandlord’s construction of the Initial Improvements, the Commencement Date shall occur as otherwise set forth in this Sub-Sublease without regard to Sub-Sublandlord’s construction of the Initial Improvements in the Sub-Subleased Premises, and Sub-Subtenant shall make all payments of Rent in accordance with the terms of this Sub-Sublease, during the construction of the Initial Improvements. Sub- Sublandlord shall have no responsibility, or for any reason be liable to Sub-Subtenant, for any direct or indirect injury to or interference with Sub-Subtenant’s business arising from the construction of the Initial Improvements, nor shall Sub-Subtenant be entitled to any compensation or damages from Sub-Sublandlord for loss of the use of the whole or any part of the Sub-Subleased Premises or of any personal property or improvements of Sub-Subtenant resulting from the construction of the Initial Improvements or Sub-Sublandlord’s actions in connection therewith, or for any inconvenience or annoyance occasioned by the construction of the Initial Improvements or Sub-Sublandlord’s actions in connection therewith.

WORK LETTER

SECTION 5

MISCELLANEOUS

5.1 Sub-Subtenant’s Representative. Sub-Subtenant has designated Casey Lynch as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Sub-Sublandlord, shall have full authority and responsibility to act on behalf of the Sub- Subtenant as required in this Work Letter.

5.2 Sub-Sublandlord’s Representative. Sub-Sublandlord has designated Joseph Cobar as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Sub-Subtenant, shall have full authority and responsibility to act on behalf of the Sub- Sublandlord as required in this Work Letter.

5.3 Sub-Subtenant’s Default. Notwithstanding any provision to the contrary contained in the Sub-Sublease, if a default by Sub-Subtenant under the Sub-Sublease or this Work Letter has occurred at any time on or before the Substantial Completion of the Sub-Subleased Premises, then (i) in addition to all other rights and remedies granted to Sub-Sublandlord pursuant to the Sub- Sublease, Sub-Sublandlord shall have the right to cause the Contractor to cease the construction of the Sub-Subleased Premises (in which case, Sub-Subtenant shall be responsible for any delay in the Substantial Completion of the Sub-Subleased Premises caused by such work stoppage as set forth in Section 4 of this Work Letter), and (ii) all other obligations of Sub-Sublandlord under the terms of this Work Letter shall be forgiven until such time as such default is cured.

WORK LETTER

EXHIBIT D

SUB-SUBLEASE COMMENCEMENT AGREEMENT

July 31, 2018

Verily Life Sciences LLC

269 E Grand Ave

South San Francisco, CA 94080

Attn: Legal

Re:

Commencement Agreement with respect to that certain Sub-Sublease dated as of June 18, 2018, by and between VERILY LIFE SCIENCES LLC, a Delaware limited liability company, and CORTEXYME, INC., a Delaware corporation, as Sub- Subtenant, for approximately 3,185 rentable square feet of space on the third (3rd) floor of the building located at 259 East Grand Avenue, South San Francisco, California (the “Sub- Sublease”).

Dear Verily:

In accordance with the terms and conditions of the Sub-Sublease, Sub-Subtenant has accepted possession of the Sub-Subleased Premises and Sub-Sublandlord and Sub-Subtenant hereby agree to the following:

1.	The Commencement Date is July 16, 2018.

2.	The Expiration Date is July 15, 2021.

3.	Sub-Sublandlord has received the Base Rent Shares (as defined in the Sub- Sublease) as payment in full of Base Rent for the Term.

4.	Sub-Sublandlord has received a certificate of insurance from the Sub-Subtenant and

5.	Sub-Subtenant has received keys from the Sub-Sublandlord.

Tenant’s contacts are as follows:

Rent Payment Contact:	Senior Management Contact:
Name: Kristen Gafric	Name: Casey Lynch
Title: VP Operations	Title: CEO
Phone Number:	Phone Number:
E-mail Address:	E-mail Address:

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing three copies of this Sub-Sublease Commencement Agreement.

Exhibit D

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have executed this SUB- SUBLEASE COMMENCEMENT AGREEMENT to be effective on the date first above written.

SUB-SUBLANDLORD:			SUB-SUBTENANT:

VERILY LIFE SCIENCES LLC,			CORTEXYME, INC.,
a Delaware limited liability company			a Delaware corporation

By:	/s/ Andrew Conrad		By:	/s/ Casey Lynch
	Name:	Andrew Conrad		Name:	Casey Lynch
	Title:	Chief Executive Officer		Title:	CEO

By:
Name:
Title:

Exhibit D